Shareholder meeting results
(Unaudited)

April 8, 2010 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:







                     Votes for             Votes withheld


Ravi
Akhoury            17,560,156               1,438,073


Jameson A.
Baxter             17,586,776               1,411,453


Charles B.
Curtis             17,597,191               1,401,038


Robert J.
Darretta           17,588,276               1,409,953


Myra R.
Drucker            17,590,398               1,407,831


Paul L. Joskow     17,598,257               1,399,972


Elizabeth T.
Kennan             17,566,320               1,431,909


Kenneth R.
Leibler            17,589,564               1,408,665


George
Putnam, III        17,584,976               1,413,253


Robert L.
Reynolds           17,603,718               1,394,511


W. Thomas
Stephens           17,591,723               1,406,506


Richard B.
Worley             17,598,862               1,399,367



Due to a lack of a quorum of preferred shares, preferred shareholders did not transact business as a separate class with respect to the two nominees, John A. Hill and Robert E.
Patterson, for election solely by the preferred shareholders.


A proposal recommending that the Trustees consider converting the fund to an open-end format was defeated as follows:

 Votes for     Votes against    Abstentions
14,226,749      16,549,467      722,827

All tabulations are rounded to the nearest whole number.